Exhibit 10.13

240 Cedar Knolls Road
Cedar Knolls, New Jersey 07927

Phone 973-532-8000
Fax 973-532-8115
October 20, 2009
To:	Elan International Services, Ltd. (via overnight delivery and facsimile) 102 St. James Court Flatts, Smith’s Parish Bermuda FL04 Attn: President

Re:	Current Conversion Price of the Warrant Issued by Emisphere Technologies, Inc. on March 31, 2005 (the “Warrant”)
Dear Warrant Holder:
     Pursuant to the terms of the Warrant, Emisphere Technologies, Inc. (the “Company”) is required to provide you with notice upon any antidilution adjustment to the exercise price of the Warrant. As described below, the Company has consummated certain financing transactions (the “Transactions”) that result in a new exercise price of $0.4635 for shares subject to the Warrant.
     Prior to the Transactions, the exercise price for each share of common stock, par value $0.01 per share, of the Company (“Common Stock”) subject to the Warrant was $3.76. According to the terms of the Warrant, certain antidilution adjustments to the exercise price are required to be made upon the occurrence of certain events.
The Transactions
     On August 21, 2009, the Company completed the sale of 5,714,286 shares of Common Stock and warrants to purchase up to 2,685,714 additional shares of Common Stock in a registered offering (the “Registered Offering”). The shares of Common Stock and warrants were sold together as units for a negotiated sales price of $0.70. The Common Stock sold in the Registered Offering had a deemed price of $0.54725 per share. The value of the warrant coverage for the warrants sold in the Registered Offering was $0.15275. Based on the 47% level of warrant coverage, the consideration received for a warrant to purchase one full share of Common Stock is $0.325 ($0.15275 divided by 47%). The warrants are also subject to an exercise price of $0.70 per share of common stock, resulting in a total price for each share of Common Stock subject to the warrants of $0.325 plus $0.70, or $1.025.
     Also on August 21, 2009, the Company completed the sale of 6,015,037 shares of Common Stock and warrants to purchase up to 3,729,323 additional shares of Common

Stock in a private placement transaction (the “Private Placement”). The shares of Common Stock and warrants were sold together as units for a negotiated sales price of $0.665. The Common Stock sold in the Private Placement had a deemed price of $0.4635 per share. The value of the warrant coverage for the warrants sold in the Private Placement was $0.2015. Based on the 62% level of warrant coverage, the consideration received for a warrant to purchase one full share of Common Stock is $0.325 ($0.2015 divided by 62%). The warrants are also subject to an exercise price of $0.70 per share of common stock, resulting in a total price for each share of Common Stock subject to the warrants of $0.325 plus $0.70, or $1.025.
     In connection with the Registered Offering, the Company issued warrants to purchase up to 504,000 shares of Common Stock to Rodman & Renshaw, LLC, as compensation for services rendered as the Company’s placement agent and financial adviser (the “Rodman Warrant”). Each share of Common Stock subject to the Rodman Warrant is exercisable at an exercise price of $0.875 per share.
Adjustment
     Pursuant to the terms of the Warrant, the Transactions resulted in the automatic adjustment of the exercise price of the Warrant to $0.4635, which is the lowest price per share received in the Transactions.
     If you have any questions regarding this notice, please contact Michael R. Garone by telephone at (973) 532-8005.

Very truly yours,
By:	/s/ Michael R. Garone
Michael R. Garone
Chief Financial Officer